                                                                    EXHIBIT 12.1



                       EOP OPERATING LIMITED PARTNERSHIP AND
                           EQUITY OFFICE PREDECESSORS
                  STATEMENTS REGARDING COMPUTATION OF RATIOS



                                                      EOP Operating             EOP Operating           Equity Office
                                                   Limited Partnership     Limited Partnership for     Predecessors for
                                                         for the               the period from         the period from
                                                       year ended           July 11, 1997 through      January 1, 1997
(DOLLARS IN THOUSANDS)                              December 31, 1998         December 31, 1997     through July 10, 1997
                                                  --------------------       -------------------------------------------
Net Income before preferred                            $  380,328                 $   94,962                 $   49,173
distributions, gains from sales of
property, provision for value
impairment and extraordinary items

Plus Fixed Charges:
Interest expense                                          338,611                     76,675                     80,481
Interest expense from unconsolidated subsidiaries           8,580
Loan amortization cost                                      6,404                      4,179                      2,771
Taxes                                                       1,664                          0                          0
                                                  -----------------          -------------------------------------------

Earnings                                               $  735,587                 $  175,816                 $  132,425
                                                  =================          ===========================================
Fixed Charges:
Interest expense                                       $  338,611                 $   76,675                 $   80,481
Interest expense from unconsolidated subsidiaries           8,580                          0                          0
Capitalized interest                                       15,077                      1,890                      3,669
Loan amortization cost                                      6,404                      4,179                      2,771
Preferred distributions                                    32,202                        649                          0
                                                  -----------------          -------------------------------------------

Total Fixed Charges                                    $  400,874                 $   83,393                 $   86,921
                                                  =================          ===========================================

Ratio of earnings to combined fixed charges
  and preferred unit distributions                            1.8                        2.1                        1.5
                                                  =================          ===========================================





                                                                          Equity Office Predecessors
                                                                         Combined Historical for the
                                                                           years ended December 31,
                                                         ------------------------------------------------------------
                                                                1996                  1995                 1994
                                                         ------------------------------------------------------------
Net Income before preferred
distributions, gains from sales of
property, provision for value
impairment and extraordinary items                      $      68,087            $     23,436        $       14,857

Plus Fixed Charges:
Interest expense                                              119,595                 100,566                59,316
Interest expense from unconsolidated subsidiaries
Loan amortization cost                                          4,275                   2,025                 1,568
Taxes                                                               0                       0                     0
                                                         ------------------------------------------------------------
Earnings                                                 $    191,957            $    126,027        $       75,741
                                                         ============================================================
Fixed Charges:
Interest expense                                          $   119,595            $    100,566        $       59,316
Interest expense from unconsolidated subsidiaries                   0                       0                     0
Capitalized interest                                            4,640                   1,682                     0
Loan amortization cost                                          4,275                   2,025                 1,568
Preferred distributions                                             0                       0                     0
                                                         ------------------------------------------------------------
Total Fixed Charges                                      $    128,510            $    104,273        $       60,884
                                                         ============================================================
Ratio of earnings to combined fixed charges
  and preferred unit distributions                                1.5                     1.2                   1.2
                                                         ============================================================





